Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Merrill Lynch & Co., Inc.:

We have audited the consolidated financial statements of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of December 26, 2003 and December 27, 2002, and for each of the three years in the period ended December 26, 2003, and have issued our report thereon dated March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2 to the consolidated financial statements), (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the consolidated financial statements), which expresses an unqualified opinion and includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards (“SFAS”) No. 142 , Goodwill and Other Intangible Assets, for the change in accounting method in 2004 for stock-based compensation to conform to SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure, by retroactively restating its 2003, 2002 and 2001 consolidated financial statements, and for the restatement to correct the accounting for certain retail account fees. Such restated consolidated financial statements and our report thereon are incorporated by reference in Exhibit 99.1 of this Current Report on Form 8-K.

We have also previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Merrill Lynch as of December 28, 2001, December 29, 2000 and December 31, 1999, and the related consolidated statements of earnings, changes in stockholders’ equity, comprehensive income and cash flows for the years ended December 29, 2000 and December 31, 1999 prior to restatement for the adoption of SFAS No. 123 and the restatement related to the accounting for certain retail account fees (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements. (Our report on the 1999 consolidated financial statements included an explanatory paragraph for the change in accounting method in 1998 for certain internal-use software development costs to conform with Statement of Position 98-1.) We also audited the adjustments relating to the restatements described in Note 2 to the consolidated financial statements that were applied to restate the consolidated balance sheets of Merrill Lynch as of December 28, 2001, December 29, 2000 and December 31, 1999, and the related consolidated statements of earnings for the years ended December 29, 2000 and December 31, 1999. In our opinion, the restated information set forth in Exhibit 12 under the captions “Ratio of Earnings to Fixed Charges” and “Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” for each of the five years in the period ended December 26, 2003, included and incorporated by reference in this Current Report on Form 8-K, is fairly stated, in all material respects, in relation to the restated consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York
March 1, 2004 (May 4, 2004 as to the effects of the restatement related to stock-based compensation described in Note 2) (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2)